Exhibit 99.1

Contact:	Jacqualyn A. Fouse, Ph.D.	Patrick E. Flanigan III
	EVP, Chief Financial Officer	VP, Investor Relations
	(908) 673-9956	(908) 673-9969

Celgene Announces $600 Million Accelerated Share Repurchase Program

SUMMIT, NJ – (February 20, 2013) – Celgene Corporation (NASDAQ: CELG) announced today that it has entered into an accelerated share repurchase (ASR) agreement with an investment bank to repurchase an aggregate of $600 million of the company’s common stock. The ASR is part of the existing Board authorized share repurchase program. Year-to-date, Celgene has repurchased approximately $385 million of its common stock and has approximately $1,450 million remaining in the existing program. Celgene has repurchased approximately $5,050 million of its common stock over the last four years.

“This accelerated share repurchase program reflects our confidence in the company’s long-term financial outlook,” said Jacqualyn Fouse, Ph.D., Executive Vice President and Chief Financial Officer. “We are committed to optimizing our capital structure, while increasing shareholder value.”

Under the ASR agreement, Celgene will pay $600 million to an investment bank in exchange for shares of Celgene’s common stock. The total number of shares ultimately repurchased under the agreement will be determined upon final settlement and will be based on a discount to the volume-weighted average price of Celgene’s common stock during the ASR period. Celgene anticipates that all repurchases under the ASR will be completed no later than May 20, 2013.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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